As filed with the Securities and Exchange Commission on January 9, 2002.                                    File No. _________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

_____________________________________

NATIONAL SERVICE INDUSTRIES, INC.
 (Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-0364900 (I.R.S. Employer Identification No.)

National Service Industries, Inc.
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 853-1000
 (Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive
Offices)

Carol Ellis Morgan
Senior Vice President, General Counsel and Secretary
National Service Industries, Inc.
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 853-1281
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Nonemployee Directors' Stock Option Plan
 ______________________________________
 (Full Title of the Plan)

_____________________________________

Copies to:

Jan M. Davidson, Esq.
Kilpatrick Stockton LLP
1100 Peachtree Street, N.E., Suite 2800
Atlanta, Georgia 30309
(404) 815-6500
(404) 815-6555 (fax)

_____________________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $1.00 par value per share	75,000	$600,000	$143.40
Preferred Stock Purchase Rights (4)	75,000	(5)	(5)

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities to be offered or issued in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act. The proposed maximum aggregate offering price and amount of registration fee are based on $8.00, the average of the high and low prices reported on the NYSE on January 7, 2002.

(3) The filing fee associated with the 99,235 shares of common stock of National Service Industries, Inc. registered on March 1, 1999 on form S-8, Commission file number 333-73133, and withdrawn from registration by post-effective amendment on January 4, 2002, is offset against the current filing fee.  The filing fee associated with those 99,235 shares is $893.08.  The current filing fee is $143.40.  Thus, no current filing fee is due.

(4) The Preferred Stock Purchase Rights initially trade with the Common Stock and are not currently exercisable.

(5) Not applicable.

____________________________________

The Registrant hereby amends this Registration Statement on a date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on a date as the Commission, acting pursuant to said Section 8(a), may determine.

ITEM 1.          Plan Information*

ITEM 2.          Registration Information and Employee Plan Annual Information*

____________

*          Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

(1)	The Registrant’s Annual Report on Form 10-K for the year ended August 31, 2001, Commission file number 001-03208.
(2)

The description of the Registrant’s Common Stock, $1.00 par value per share, contained in Item 1 entitled "Description of Registrant’s Securities to be Registered" of the Registrant’s registration statement on form 8-A, Commission file number 001-03208, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.          Description of Securities

Not applicable (the Common Stock is registered under Section 12(b) of the Exchange Act).

ITEM 5.          Interests of Named Experts and Counsel

The validity of the shares of Common Stock issuable under the Plan set forth on the cover page of this Registration Statement has been passed upon for the Registrant by Carol Ellis Morgan, Senior Vice President, General Counsel, Secretary, and shareholder of the Registrant.

ITEM 6.          Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("Section 145") generally provides that a director or officer of a corporation: (i) shall be indemnified by the corporation for expenses in defense of any action or proceeding in connection with his service to the corporation, if he is successful in defense of the claims made against him; (ii) may, in actions other than "derivative" and similar actions, be indemnified for expenses, judgments and settlements even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful); and (iii) may be indemnified by the corporation for expenses (but not judgments or settlements) incurred to defend or settle any action by the corporation or a derivative action (such as a suit by a shareholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the individual was found to be liable to the corporation. Before the permissive indemnification described in clauses (ii) and (iii) above may be made pursuant to Section 145, either (i) a majority of disinterested directors, (ii) a committee of one or more disinterested directors designated by a majority of disinterested directors, (iii) the stockholders, or (iv) under certain circumstances, independent legal counsel in a written opinion, must determine that indemnification is appropriate in the circumstances because the applicable standards of conduct have been met.

Delaware law permits the advancement of expenses incurred by a proposed indemnitee by the corporation in advance of final disposition of the action provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. The corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Delaware law also provides that the above rights will not be deemed exclusive of other rights of indemnification or advancement of expenses granted by by-law, agreement, vote of stockholders or disinterested directors or otherwise, as to action in an indemnitee's official capacity and as to action in another capacity while holding such office. The Registrant's Certificate of Incorporation and By-laws provide such additional rights.

Article Fifteenth of the Registrant's Certificate of Incorporation, which provides contractual indemnification rights, was initially approved by the Registrant's stockholders in 1987. It provides for mandatory indemnification of directors and officers to the full extent now authorized by the Delaware General Corporation Law (as described above) or to the further extent indemnification under the Delaware General Corporation Law is broadened in the future. Article Fifteenth also mandates advancement of expenses incurred by a proposed indemnitee, provided that, as long as Delaware law so requires, an undertaking to repay (as described above) is delivered to the Registrant.

Article Fifteenth permits persons indemnified thereunder to bring suit against the Registrant to recover unpaid amounts claimed thereunder, with the expense of bringing a successful suit to be paid by the Registrant. Article Fifteenth also provides that rights conferred therein are nonexclusive and that the Registrant may maintain insurance to protect a director or officer against any expense, liability, or loss, whether or not the registrant had the power under the Delaware General Corporation Law to indemnify such person against that expense, liability, or loss.

Section 7.8 of the Registrant's By-laws provides rights to indemnification with respect to conduct on or before January 5, 1987, when Article Fifteenth was initially adopted. Section 7.8 provides indemnification rights which are similar to, but somewhat narrower than, the rights extended by Article Fifteenth.

The Registrant's directors and officers are insured against losses arising from any claim against them in such capacities for wrongful acts or omissions, subject to certain limitations.

ITEM 7.          Exemption from Registration Claimed

Not applicable.

ITEM 8.          Exhibits
Exhibit No.	Description

4.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3(a) to the Registrant’s Form 10-K for the year ended August 31, 2001 previously filed with the Commission).

4.2

By-laws as Amended and Restated October 16, 2001 (incorporated herein by reference to Exhibit 3(b) to the Registrant’s Form 10-K for the year ended August 31, 2001 previously filed with the Commission).

4.3

Amended and Restated Rights Agreement dated as of December 17, 1997 between National Service Industries, Inc. and Wachovia Bank, N.A. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 8-A/A-2 previously filed with the Commission on December 17, 1997).

4.4

First Amendment dated as of April 30, 1998 between National Service Industries, Inc. and First Chicago Trust Company of New York, to the Amended and Restated Rights Agreement dated as of December 17, 1997 between National Service Industries, Inc. and Wachovia Bank, N.A (incorporated herein by reference to Exhibit 1 to the Registrant’s Form 8-A/A-3 previously filed with the Commission on June 22, 1998).

4.5

Second Amendment dated as of January 6, 1999 between National Service Industries, Inc. and First Chicago Trust Company of New York, to the Amended and Restated Rights Agreement dated as of December 17, 1997 between National Service Industries, Inc. and Wachovia Bank, N.A. (incorporated herein by reference to Exhibit 1 to the Registrant’s Form 8-A/A-4 previously filed with the Commission on January 12, 1999).

5	Opinion and consent of Carol Ellis Morgan, Esq.

23.1	Consent of Arthur Andersen LLP.

23.2	Consent of Carol Ellis Morgan, Esq. (included in Exhibit 5 hereto).

24	Powers of Attorney (included in signature page of this Registration Statement).

ITEM 9.          Undertakings

The undersigned Registrant hereby undertakes:

(1)       to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, National Service Industries, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia on January 3, 2002.

NATIONAL SERVICE INDUSTRIES, INC. By: /s/ Carol Ellis Morgan Carol Ellis Morgan Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below in so signing also makes, constitutes, and appoints Brock A. Hattox and Carol Ellis Morgan and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement together with exhibits to any such registration statement or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact’s substitute or substitutes may do or cause to be done by virtue hereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 3, 2002, by the following persons in the capacities indicated.

Signature	Position
/s/ Brock A. Hattox Brock A. Hattox	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
/s/ Chester J. Popkowski Chester J. Popkowski	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ K. Gene Laminack K. Gene Laminack	Vice President and Controller
/s/ Dennis R. Beresford Dennis R. Beresford	Director
/s/ John E. Cay, III John E. Cay, III	Director
/s/ Don L. Chapman Don L. Chapman	Director

/s/ Joia M. Johnson Joia M. Johnson	Director
/s/ Michael Z. Kay Michael Z. Kay	Director
/s/ Dr. Betty L. Siegel Dr. Betty L. Siegel	Director

EXHIBIT INDEX
Exhibit No.	Description

4.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3(a) to the Registrant’s Form 10-K for the year ended August 31, 2001 previously filed with the Commission).

4.2

By-laws as Amended and Restated October 16, 2001 (incorporated herein by reference to Exhibit 3(b) to the Registrant’s Form 10-K for the year ended August 31, 2001 previously filed with the Commission).

4.3

Amended and Restated Rights Agreement dated as of December 17, 1997 between National Service Industries, Inc. and Wachovia Bank, N.A. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 8-A/A-2 previously filed with the Commission on December 17, 1997).

4.4

First Amendment dated as of April 30, 1998 between National Service Industries, Inc. and First Chicago Trust Company of New York, to the Amended and Restated Rights Agreement dated as of December 17, 1997 between National Service Industries, Inc. and Wachovia Bank, N.A (incorporated herein by reference to Exhibit 1 to the Registrant’s Form 8-A/A-3 previously filed with the Commission on June 22, 1998).

4.5

Second Amendment dated as of January 6, 1999 between National Service Industries, Inc. and First Chicago Trust Company of New York, to the Amended and Restated Rights Agreement dated as of December 17, 1997 between National Service Industries, Inc. and Wachovia Bank, N.A. (incorporated herein by reference to Exhibit 1 to the Registrant’s Form 8-A/A-4 previously filed with the Commission on January 12, 1999).

5	Opinion and consent of Carol Ellis Morgan, Esq.

23.1	Consent of Arthur Andersen LLP.

23.2	Consent of Carol Ellis Morgan, Esq. (included in Exhibit 5 hereto).

24	Powers of Attorney (included in signature page of this Registration Statement).